Ex-99.h

Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Floating Rate Fund	Class A	January 31, 2015
1.10% Advisor Class 0.90% Institutional Class 0.70%

Schedule A amended: January 28, 2014

FIRST INVESTORS INCOME FUNDS

By: /s/ Derek Burke
Name: Derek Burke
Title: President

FIRST INVESTORS MANAGEMENT COMPANY, INC.

By: /s/ Derek Burke
Name: Derek Burke
Title: President